Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated September 30, 2019 relating to the balance sheet of REITless Impact Income Strategies LLC as of June 30, 2019, the related statements of operations, changes in members’ equity, and cash flows for the six-month period ended June 30, 2019, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, Colorado

October 2, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com